Exhibit 99.1

ZILA, INC.                                                                                                                                                                                                                              NEWS

5227 N. 7th Street Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release	Contact: Zila, Inc. Doug Burkett, Ph.D. 602-266-6700

New Ester-E™ Product Now on Retail Shelves

Ester-C® Double-Digit Domestic Growth Continues

Phoenix, AZ — August 2, 2004 — Zila, Inc. (Nasdaq:ZILA) announced today that its Ester-E™ enhanced vitamin product is now on the shelves of several of the nation’s largest retailers, with additional national distribution expected over the next several weeks. The Company also reported that fourth quarter Nutraceutical Division sales grew approximately 30% over the prior year quarter (excluding approximately $1.5 million in sales of discontinued saw palmetto products).

Like Ester-C®, Ester-E will be promoted directly to consumers through brand-building national advertising, which will begin this month. Larry King will continue his role in promoting the Ester brand, serving as the national radio spokesperson for Ester-E. Zila plans to nearly double its Ester brand marketing investment in its 2005 fiscal year over fiscal 2004, a program designed to continue the double-digit revenue increase of Ester-C and drive rapid growth of Ester-E.

Doug Burkett, Chairman, CEO and President of Zila, said, “After two years of research, development and commercial scale-up activities, we began commercial shipments in late May. We are pleased with initial sales at retail, especially in light of the fact that our extensive advertising campaign has not yet begun.

“Ester-E has already set a new product launch sales record for Zila. In our fiscal fourth-quarter, we sold essentially all of the Ester-E that we could manufacture in our first three months of commercial scale production. We trained new staff and added a second shift at our manufacturing facility late in the fourth quarter to double our output rate, and we will add a second Ester-E production line in fiscal 2005 to ensure that our capacity keeps pace with demand.”

The launch of Ester-E fulfills a key commitment to Zila’s shareholders — expanding Zila’s array of branded, highly efficacious, patent-protected products, consistent with Zila’s strategy to be a leader in preventative health care through enhanced body defense and pre-disease detection.

Ester-E tocopheryl phosphate is a concentrated form of a naturally occurring ester of vitamin E that protects Ester-E’s antioxidant strength in the body until it is needed. Preliminary studies indicate potential advantages for Ester-E in absorption and in the support of cardiovascular health. Zila is conducting human clinical trials during fiscal 2005 to investigate additional potential health benefits.

“Our goal is for Ester-E to reshape the Vitamin E supplement market in much the same way that Ester-C has reshaped the market for Vitamin C,” Dr. Burkett said. “At the same time, Ester-E introduces the Ester brand to a larger segment of nutraceutical customers and more than doubles the market potential for our Nutraceuticals business, all under a business model that includes patent protection, superior efficacy, and less seasonality.”

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E™, branded, highly effective forms of vitamins C and E for Whole Body Protection.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin OTC oral care products.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, including the continuation of double-digit revenue growth for Ester-C in fiscal 2005. In addition, a wide variety of factors could impact the Company’s plans for its new Ester-E product, including, but not limited to, the difficulties in commercialization of the production process, controlling the costs to produce, market and distribute the product on a commercial scale and the Company’s ability to do so with favorable gross margins and otherwise on a profitable basis; the inherent difficulty of gaining market acceptance for a new product in the mass market and especially in a mature market such as the one for vitamin E supplements; the ability of the Company to obtain a price for its Ester-E product that exceeds that of generic forms of vitamin E; the competition from larger, more established companies with greater resources who are already producing vitamin E supplements; changes in raw material supplies that could result in production delays and higher raw material costs; difficulties in promoting consumer awareness for the new product; and the cost, timing and ultimate results of human efficacy studies. Further, there can be no assurances regarding the strength of the patent portfolio underlying Ester-E or whether patents will issue from any of the pending patent applications related to the tocopherol phosphate or its technology, or if the patents do issue, that any claims allowed will be sufficiently broad to cover the product or production process to effectively limit competition against Zila is uncertain. Although Zila intends to defend its proprietary rights, policing unauthorized use of intellectual property is difficult and any patents that may be issued relating to tocopherol phosphate or its production or to Ester-E may be challenged, invalidated or circumvented. Additionally, Zila and its Ester-C and Ester-E products are subject to risks associated with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed and future regulatory requirements and dietary ingredient regulations imposed by the U.S. Food and Drug Administration and other governmental authorities, such as the U.S. Federal Trade Commission with its regulatory authority over, among other items, the efficacy claims made in product labeling and advertising. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2003, and its Report on Form 10-Q for the three and nine months ended April 30, 2004, filed with the Securities and Exchange Commission.